Exhibit 10.1

Consulting Agreement

This Consulting Agreement (Agreement) is to be effective as of April 2, 2007 by and between Destination Television, Inc. (Company) with offices located at 530 North Federal Highway, Ft. Lauderdale Florida 33301 and James F. Chincholl, (Consultant) having his principal address at 16521 East Easter Way,  Foxfield, Colorado 80016.

For the purposes of this Agreement, either of the above shall be referred to as a Party and collectively as the Parties.

The Parties hereby agree as follows:

1.        APPOINTMENT OF JAMES F. CHINCHOLL. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a Marketing and Sales Representative.

2.        SERVICES. During the term of this Agreement, Consultant shall provide advice to, undertake for, and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs, and conditions. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

a.        The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products, and services;

b.        The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

c.        Advise the company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

d.        The identification, evaluation, structuring, negotiating, and closing of joint ventures, strategic alliances,  business acquisitions, and advise with regard to the ongoing managing and operating of such  acquisitions upon consummation thereof; and

e.        Advice and recommendation regarding terms and content of bank loans and institutional loans.

3.        TERM. The term (Term) of this Consulting Agreement shall be for a period of six (6) months commencing on the date hereof.  Either party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice.

4.        COMPENSATION. See Attachment A.

5.        CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for his  own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information  designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

6.        INDEMNIFICATION. Company, its agents or assignees hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the Liabilities) jointly and severally, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute.  This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of his services hereunder.

7.        INDEPENDENT CONTRACTOR. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold himself out as, nor shall he take any action from which others might infer that he is an agent of or a joint venture of Company.

8.        MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed; nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of Florida without reference to the conflict of laws principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

9.        NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon   personal delivery or fax , or seven business days after deposit in the United States Postal Service, or three business days after  mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the above addresses or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the address above and to the attention of the persons that have signed below.

Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to us at your earliest convenience.

All Parties signing below do so with full authority:

Party Receiving Services:	Party Providing Services:
Destination Television, Inc.
/s/ Gordon Scott Venters	/s/ James F. Chincholl

Gordon Scott Venters, CEO	James F. Chincholl

ATTACHMENT A

Payment for Services:

            For the services rendered and to be performed by James F. Chincholl during the term of this agreement:

            A total of 2,000,000 shares of Destination Television, Inc. common stock, and options to acquire up to an additional 8,416,667 shares as per the schedule below. The 2,000,000 shares of common stock, as well as the 8,416,667 shares underlying the options, will be registered with the SEC on Form S-8 and will be issued as follows:

            On April 2, 2007:

            333,333 shares of Destination Television, Inc. common stock and stock options to acquire an additional 8,416,667 shares of common stock to expire six months from execution date and with the following exercise prices

                            2,000,000 @ $0.06
                            2,500,000 @ $0.10
                            1,666,667 @ $0.15
                            1,250,000 @ $0.20
                            1,000,000 @ $0.25
                        for a total of 8,416,667 options  exercisable at an average price of $0.1331.

            From May 1, 2007 to September 30, 2007:

            Destination Television, Inc. will issue to you during the period ending September 30, 2007 a total of 1,667,000 additional shares of Destination Television, Inc. common stock payable as follows:

                              May 1, 2007 -            333,333 shares for services rendered for the month ended May 31, 2007
                              June 1, 2007 -            333,333 shares for services rendered for the month ended June 30, 2007
                              July 1, 2007 -             333,333 shares for services rendered for the month ended July 31, 2007
                              August 1, 2007 -        333,334 shares for services rendered for the month ended August 31, 2007
                              September 1, 2007 -  333,334 shares for services rendered for the month ended September 30, 2007

                Destination Television, Inc. currently has outstanding 45,148,427 shares of common stock and 3,750,000 shares of Series B Preferred Stock convertible on a one-for-one basis into 3,750,000 common shares.